INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

AMENDED SCHEDULE A

FUND	FUND EFFECTIVE DATE

Schwab California Tax-Free Bond Fund	March 1, 1993

Schwab Tax-Free Bond Fund	March 1, 1993

Schwab Global Real Estate Fund	February 28, 2007

Schwab High Yield Municipal Bond Fund	June 28, 2020

SCHWAB INVESTMENTS

	By:	/s/ Mark D. Fischer
	Name:	Mark D. Fischer
	Title:	Treasurer and Chief Financial Officer

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

	By:	/s/ Jonathan de St Paer
	Name:	Jonathan de St Paer
	Title:	President

Dated as of June 28, 2020

AMENDED SCHEDULE D

TO THE INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

BETWEEN SCHWAB INVESTMENTS AND

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

ADVISORY FEE SCHEDULE

The fees listed below are for services provided under this Agreement and are to be accrued daily and paid monthly in arrears:

FUND

Schwab California Tax-Free Bond Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such assets over $500 million.

Schwab Tax-Free Bond Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such assets over $500 million.

Schwab Global Real Estate Fund

The annual fee, payable monthly, is 0.77% of the Fund’s average daily net assets.

Schwab High Yield Municipal Bond Fund

The annual fee, payable monthly, is 0.50% of the Fund’s average daily net assets.

SCHWAB INVESTMENTS

By:	/s/ Mark D. Fischer
Name:	Mark D. Fischer
Title:	Treasurer and Chief Financial Officer

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ Jonathan de St. Paer
Name:	Jonathan de St. Paer
Title:	President

Dated as of June 28, 2020